Exhibit 99.01
FOR IMMEDIATE RELEASE	CONTACTS: Bill Day (Media) (210) 345-2928 Ashley Smith (Investor Relations) (210) 345-2744
VALERO ENERGY CORPORATION ELECTS COMPASS ADVISERS
MANAGING PARTNER TO BOARD OF DIRECTORS
     SAN ANTONIO, Sept. 23, 2008 — Valero Energy Corporation (NYSE: VLO) announced today that Stephen M. Waters, managing partner of Compass Advisers LLP, has been elected to the company’s board of directors. Waters, who becomes Valero’s 11th board member, will serve on the board’s Finance Committee.
     Waters is also a board member at Boston Private Financial Holdings, the Boston University School of Public Health, the United States Naval Institute and Harvard University’s Committee on Student Excellence and Opportunity. He is the Chief Executive of the Compass Partners European Equity Fund.
     “We are honored that Steve has agreed to join our board of directors,” said Valero Chairman and CEO Bill Klesse. “He is well-respected and has a broad knowledge of business and financial issues, and he brings a wealth of experience.”
     Waters, 61, has been the managing partner of Compass Advisers LLP since 1996 and the Chief Executive of Compass Partners European Equity Fund since 2005. From 1988 to 1996, he served in several capacities at Morgan Stanley, including Co-Head of the Mergers and Acquisitions department from 1990 to 1992, Co-Chief Executive Officer of Morgan Stanley Europe from 1992 to 1996 and as a member of the firm’s worldwide Firm Operating Committee from 1992 to 1996. From 1974 to 1988, he was with Lehman Brothers, co-founding the Mergers and Acquisitions department in 1977, becoming a partner in 1980 and serving as Co-Head of the Mergers and Acquisitions department from 1985 to 1988.

About Valero:
Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 22,000 employees and 2007 revenues of more than $95 billion. The company owns and operates 16 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately 3.1 million barrels per day, making it the largest refiner in North America. Valero is also one of the nation’s largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under various brand names including Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon. Please visit www.valero.com for more information.